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                          CERTIFICATE OF INCORPORATION
                                       OF
                              ACTV FINANCING, INC.

               The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware, particularly Title 8 - Chapter 1 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware" (hereinafter referred to as the "Delaware GCL"), hereby certifies that:

               FIRST: Name. The name of the corporation (hereinafter called the "Corporation") is ACTV FINANCING, INC.

               SECOND: Address. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

               THIRD:  Certain Definitions and Purposes.

        A. The following terms shall have the indicated definitions:

        "ACTV" shall mean ACTV, Inc., a Delaware corporation.

        "Contingency Satisfaction Date" shall mean the date on which the conditions described in clause (i) and clause (ii) of the definition of Release Date are satisfied.

        "Exchange Agreement" shall mean the Registration Rights and Exchange Agreement to be entered into between ACTV and the Investors.

        "Holdings" shall mean ACTV Holdings, Inc., a Delaware corporation.

        "Investors" shall mean the initial subscribers for the Corporation's preferred stock.

        "Investment Agreement" shall mean the Preferred Stock Investment Agreement to be entered into between the Corporation and the Investors.

        "Liberty Sports Contract" shall mean that certain agreement to be entered into by ACTV and/or its subsidiaries and Liberty
Sports, Inc. or its wholly-owned subsidiary Prime Sports West




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("PSW") providing for immediate commercial use on economically viable terms by
ACTV and/or its subsidiaries of substantially all major professional sports program content carried by PSW for a term of at least 3 years in connection with the launch of ACTV's premium regional network within the existing 4,200,000 subscriber footprint of PSW.

        "Release Date" shall mean the fifth business day after the day on which all of the following conditions exist:

        (i) all registration obligations of ACTV with respect to its common stock pursuant to the Exchange Agreement are satisfied, such registration is not subject to any suspension or stop order, the prospectus relating to such registration is current, and none of the Corporation, Holdings or ACTV is subject to any bankruptcy, insolvency or similar proceeding;

        (ii) the Liberty Sports Contract is executed and delivered and in full force and effect;

        (iii) the Corporation is merged with and into Holdings, the terms of which merger are to be more fully described in the Investment Agreement; and

        (iv) the Investors receive an opinion of counsel reasonably acceptable to the Investors that the conditions contained in clauses (i),
               (ii), and (iii) above have been satisfied (where relevant, such opinion may be based upon such counsel's knowledge).

        Reference to the Investment Agreement or the Exchange Agreement shall be deemed to include any amendments to either of such agreements entered into in accordance with the terms of such agreement.

        B. The nature of the business or purposes to be conducted or promoted by the Corporation is limited to the following activities and none other:

               1. To authorize, issue, sell and deliver to ACTV all one hundred (100) shares of the Common Stock, as defined herein, on terms to be agreed upon between the Corporation and ACTV;

               2.     To authorize and enter into the Investment
Agreement;

               3. To authorize, issue, sell and deliver to the Investors all two hundred forty thousand (240,000) of the Preferred Shares, as defined herein, for $25.00 per share, for an aggregate purchase price of $6,000,000, pursuant to the Investment Agreement (such transaction shall hereinafter be referred to as the "Private Placement");

               4. To open and maintain an interest bearing escrow account in which will be deposited the $6,000,000 of the proceeds


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from the Private Placement, pursuant to an escrow agreement to be entered into by and among the Corporation and an escrow agent to be named therein, until the earlier of the Release Date or the redemption of the Preferred Shares, as described in the Fourth Article hereof;

               5. To enter into and close any agreements and execute and file any documents in connection with the Private Placement, and to do all such things as are reasonable or necessary to enable the Corporation to carry out any of the activities specified above.

        The Corporation shall possess and exercise all the powers and privileges granted by the Delaware GCL or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as and to the extent that such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

               FOURTH: Shares. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.01 par value (the
"Common Stock") and two hundred forty thousand (240,000) shares of preferred stock without par value.

        The express terms and provisions of the shares of preferred stock classified and designated as "5% Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Preferred Shares") are as follows:

        A.     Dividends.

        The holders of the Preferred Shares shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of 5% per annum compounded quarterly when payable (whether or not declared), payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

        B. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any


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distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

        C. Redemption. In the event that the Contingency Satisfaction Date does not occur by December 31, 1996, commencing on January 1, 1997, the Corporation shall offer to purchase, from each then holder of any Preferred Shares, all of the outstanding Preferred Shares owned by such holder pursuant to, and as to be more fully described in, the Investment Agreement.

        D. Conversion. The Preferred Shares are convertible into the number of shares of the common stock of ACTV as will be determined by, and in accordance with the procedures to be set forth in, the Exchange Agreement.

        E. Voting Rights. Except as provided herein or as provided for by law, the Preferred Shares shall have no voting rights.

        F. Attorneys' Fees. Any holder of Preferred Shares shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

               FIFTH: Incorporator. The name and the mailing address of the incorporator are as follows:

                      NAME                         MAILING ADDRESS

        Wesley Fredericks, Esq.             Gersten Savage Kaplowitz & Curtin
                                            575 Lexington Avenue, 27th Floor
                                            New York, New York 10022

               SIXTH: Term. The Corporation is to have perpetual existence.

               SEVENTH:  Preferred Shares Vote Required.

        A. Majority Vote. The affirmative vote of the majority of the Corporation's outstanding Preferred Shares shall be necessary:

        (i) for the amendment of the Certificate of Incorporation of the Corporation and for the amendment of the by-laws of the Corporation (subject to the super-majority provision contained in Section B below);

        (ii) to authorize or issue any other equity security senior to or on a parity with the Preferred Shares;

        (iii)  to purchase or otherwise acquire for value any


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               Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Preferred Shares;

        (iv) before the Corporation may take any action to authorize or institute proceedings to have itself adjudicated as bankrupt or insolvent, or consent to the institution of any bankruptcy or insolvency proceeding against it, or seek or consent to the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or make any general assignment for the benefit of creditors, or take any corporate action in furtherance of any of the actions set forth above in this subparagraph;

        (v) for a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation; and

        (vi) to engage in any transactions with any affiliates or any third parties, except for transactions in specific furtherance of the activities described in the Third and Fourth Articles hereof.

        B. Super-Majority Vote. The affirmative vote of seventy-five percent (75%) of the Corporation's outstanding Preferred
Shares shall be necessary for any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change any of the rights, preferences, or privileges of the Preferred Shares.

               EIGHTH: Powers. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

        A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The total number of directors which shall constitute the whole Board of Directors shall be fixed at two (2), one (1) of which shall be elected by the affirmative vote of the majority of the Corporation's outstanding Preferred Shares, and one (1) of which shall be elected by the affirmative vote of the majority of the Corporation's outstanding Common Stock. Any vacancy on the Board of Directors shall be filled by the class of stockholders which elected the director who has vacated or will vacate his or her seat on the Board of Directors. The phrase "whole Board" and


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               the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

        B. In furtherance and not in limitation of the powers conferred by statute and subject to the Third and Seventh Articles hereof, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

        D. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

        E. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

        F. Any action which is required to be or may be taken at any annual or special meeting of directors or stockholders of the Corporation may be taken without a meeting, without prior notice to directors or stockholders and without a vote if a consent in writing, setting forth the action so taken, shall have been signed by all of the directors or by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all the shares entitled to vote thereon were present and voted.

               NINTH: Prohibited Acts. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law which otherwise so empowers the Corporation, the Corporation shall not perform any act in contravention of any of the following:

        A. The Corporation shall not engage in any action that may affect the separate legal identities of the Corporation and ACTV and its affiliates, including, without limitation: (1) holding itself out as being liable for the debts of any other person or entity; (2) forming, or causing to be formed, any subsidiaries; (3) acting other than in its corporate name and through its duly authorized officers or agents; (4) permitting ACTV or any affiliate thereof to make any decisions with respect to the Corporation's business or operations;
               (5) failing to hold regular meetings or obtain the necessary consents to authorize corporate action(s); or
               (6) preparing financial statements only as part of ACTV's consolidated financial statements.



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        B.     The Corporation shall not create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, other than the obligations specifically referred to herein to the holders of the Preferred Shares, or permit any liens, claims or encumbrances to exist against the Corporation or any of its assets;

        C. The Corporation shall not commingle its funds and assets with those of any other entity;

        D. The Corporation shall not engage in any business activity;

        E. The Corporation shall not engage in any other activity except for the activities described in the Third and Fourth Articles hereof;

        F. The Corporation shall not declare any dividends or make any distributions with respect to the Common Stock; and

        G. The Corporation shall not enter into any agreements other than the agreements entered into in connection with the activities described in the Third and Fourth Articles hereof.

               TENTH: Director Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of ss.102 of the Delaware GCL, as the same may be amended and supplemented.

               ELEVENTH: Indemnity. The Corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify the director who is elected by the affirmative vote of the majority of the Corporation's outstanding Preferred Shares (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that they are or were a director of the Corporation or are or were serving any other incorporated or unincorporated enterprise in such capacity at the request of the Corporation.

               TWELFTH: Books and Records. The Corporation (i) shall maintain its financial and accounting books and records separate from those of any other entity or person, (ii) shall pay from its assets all obligations and indebtedness of any kind incurred by it, and shall not pay from its assets any obligations or indebtedness of any other entity or person, and (iii) shall observe all corporate formalities required by this Certificate of Incorporation, by-laws and the laws of the State of Delaware.


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               THIRTEENTH:  Amendment.  From time to time any of the
provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the Delaware GCL or other laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, in accordance with the Seventh Article hereof, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

Signed on August __, 1996

                                                  ------------------------------
                                                         Wesley Fredericks
                                                         Sole Incorporator

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